Ex-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 27, 2009

Delaware Group Global and International Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

      By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”), agrees that in order to improve the performance of each series of Delaware Group Global and International Funds (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for each Fund’s Class R shares, so that each Fund’s Rule 12b-1 (distribution) fees with respect to its Class R shares will not exceed 0.50% for the period April 1, 2009 through March 31, 2010. In addition, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for Class A shares of Delaware Emerging Markets Fund and Delaware Global Value Fund, so that each Fund’s Rule 12b-1 (distribution) fees with respect to its Class A shares will not exceed 0.25% for the period April 1, 2009 through March 31, 2010.

      The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith

	Name:	Theodore K. Smith
	Title:	Executive Vice President
	Date:	March 27, 2009

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Global and International Funds

By:	/s/ Patrick P. Coyne

	Name:	Patrick P. Coyne
	Title:	President
	Date:	March 27, 2009